Exhibit 99.1

Name and Address of Reporting Person:         Leucadia National Corporation
                                              315 Park Avenue South
                                              New York, NY  10010

Issuer Name and Ticker or Trading Symbol:     WilTel Communications Group, Inc.
                                              (WTEL)

Date of Events Requiring Statement:           November 6, 2003


Explanation of Response:
------------------------

           (1) Pursuant to its offer to exchange each share of common stock of WilTel Communications Group, Inc. ("WilTel") for 0.4242 of a common share of Leucadia National Corporation ("Leucadia") and one Contingent Sale Right, on November 6, 2003 Leucadia accepted for exchange 23,547,423 shares of WilTel common stock that were tendered in the offer. As a result of the consummation of the offer, Leucadia became the beneficial owner of 47,247,423 shares of WilTel common stock.

           (2) Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 21, 2003, by and among Leucadia, Wrangler Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Leucadia ("Wrangler"), and WilTel, on November 6, 2003, the merger of WilTel and Wrangler was consummated. In order to facilitate the merger, all shares of WilTel common stock beneficially owned by Leucadia were transferred to Wrangler immediately following consummation of the offer. In the merger, each outstanding share of WilTel common stock (other than shares beneficially owned by Leucadia and shares for which appraisal is sought under applicable provisions of Nevada law) was converted into the right to receive 0.4242 of a Leucadia common share and one Contingent Sale Right. The merger consideration was the same as paid per share of WilTel common stock in the offer. In the merger, all shares of WilTel common stock beneficially owned by Leucadia were cancelled and the 10,000 shares of Wrangler common stock became the outstanding stock of WilTel as the surviving corporation in the merger. As a result of the merger, WilTel became a wholly-owned subsidiary of Leucadia.


SIGNATURE OF REPORTING PERSON:


LEUCADIA NATIONAL CORPORATION


By:  /s/ Joseph A. Orlando
    --------------------------------------------------
    Name:   Joseph A. Orlando
    Title:  Vice President and Chief Financial Officer



Dated: November 10, 2003